UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2021

NRG ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

910 Louisiana Street, Houston, Texas 77002
(Address of principal executive offices, including zip code)

(713) 537-3000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01	NRG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 23, 2021, NRG Energy, Inc. (“NRG”) completed the sale of $1,100 million aggregate principal amount of 3.875% senior notes due 2032 (the “Notes”) pursuant to the terms of the purchase agreement, dated August 9, 2021 (the “Purchase Agreement”), among NRG, the guarantors named therein and the initial purchasers named therein (the “Initial Purchasers”). The Notes were issued under a base indenture, dated December 2, 2020 (the “Base Indenture”), between NRG and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated August 23, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among NRG, the guarantors named therein and the Trustee. The Indenture and the form of the Notes, which are attached as exhibits to the Supplemental Indenture, provide, among other things, that the Notes will be senior unsecured obligations of NRG and the guarantors. Interest is payable on the Notes on February 15 and August 15 of each year beginning on February 15, 2022 until the maturity date of February 15, 2032. The Notes are being issued under NRG’s Sustainability-Linked Bond Framework, which sets out certain sustainability targets, including reducing greenhouse gas emissions. Failure to meet such sustainability targets with respect to the Notes will result in a 25 basis point increase to the interest rate payable on the Notes from and including August 15, 2026.

NRG may redeem some or all of the Notes at any time prior to February 15, 2027 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest.

Prior to August 15, 2024, NRG may redeem up to 40% of the Notes with an amount equal to the net cash proceeds of certain equity offerings at the redemption price listed in the Indenture, plus accrued and unpaid interest; provided at least 50% of the aggregate principal amount of the Notes remains outstanding after the redemption.

On or after February 15, 2027, NRG may redeem some or all of the Notes at the redemption prices listed in the Indenture, plus accrued and unpaid interest.

If a change of control triggering event occurs, subject to certain conditions, NRG must offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The terms of the Indenture, among other things, limit the ability of NRG and certain of its subsidiaries to create liens on assets or consolidate, merge or transfer all or substantially all of NRG’s assets and the assets of its subsidiaries.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of other agreements in the Indenture; defaults in failure to pay certain other indebtedness; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified in the Indenture, the Trustee or the holders of at least 30% in aggregate principal amount of the Notes that are then outstanding may declare all the Notes to be due and payable immediately.

The Notes were sold to the Initial Purchasers for resale to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

The Notes were issued in a transaction exempt from registration under the Securities Act or any state securities laws. Therefore, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This Current Report on Form 8-K and the Exhibits hereto do not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Base Indenture, the Supplemental Indenture and the form of Notes, copies of which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to this Item 2.03 and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Document

4.1	Indenture, dated December 2, 2020, between NRG Energy, Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.5 to NRG Energy, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2020).

4.2	Second Supplemental Indenture, dated August 23, 2021, among NRG Energy, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

4.3	Form of 3.875% Senior Notes due 2032 (incorporated by reference to Exhibit 4.2 filed herewith).

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the IXBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2021	NRG Energy, Inc.
(Registrant)

	By:	/s/ Christine A. Zoino
Christine A. Zoino
Corporate Secretary